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                                  EXHIBIT 5.1


December 11, 1995



SunGard Data Systems Inc.
1285 Drummers Lane
Wayne, PA 19087

Ladies and Gentlemen:

        As Vice President and General Counsel of SunGard Data Systems Inc. ("Company"), I have participated in the preparation of the Registration Statement on Form S-8 ("Registration Statement") to be filed by the Company pursuant to the Securities Act of 1933, as amended, in connection with the offer and sale by the Company of up to 87,263 shares of common stock, par value $.01 per share ("Common Stock"), relating to certain options outstanding under the Intelus Corporation 1986 Stock Option Plan, the Intelus Corporation 1988 Stock Option Plan, and the Renaissance Software Inc. Amended and Restated 1992 Equity Incentive Plan (the "Plans"). This opinion is furnished pursuant to the requirement of item 601(b)(5) of Regulation S-K.

        In rendering this opinion, I have examined the following documents: (i) the Company's Certificate of Incorporation and By-laws, as amended and restated since the inception of the Company, (ii) resolutions adopted by the Board of Directors on November 13, 1995, (iii) the Registration Statement, and (iv) such other instruments and documents as I have deemed relevant. I have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. This opinion is limited to the laws of the State of Delaware.

        Based upon and subject to the foregoing, I am of the opinion that the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement and the Plans, will be legally issued, fully paid and non-assessable.

        I consent to the filing of this opinion as an Exhibit to the Registration Statement.


Sincerely,

s/ Lawrence A. Gross

Lawrence A. Gross